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                                                              Exhibit No. 1(b)
                               ARTICLES SUPPLEMENTARY
                                         TO
                             ARTICLES OF INCORPORATION
                                         OF
                          PAINEWEBBER RMA MONEY FUND, INC.

     FIRST: The Board of Directors of PaineWebber RMA Money Fund, Inc., a Maryland corporation ("Corporation"), by action on September 11, 1997, has increased the aggregate number of shares of common stock that the Corporation has authority to issue from a total of thirty billion (30,000,000,000) shares to a total of sixty billion (60,000,000,000) shares. Of the thirty billion (30,000,000,000) shares of common stock that the Corporation previously was authorized to issue, fifteen billion (15,000,000,000) shares were classified as the Money Market Portfolio series, five billion (5,000,000,000) shares were classified as the U.S. Government Portfolio series and ten billion (10,000,000,000) shares were classified as the PaineWebber Retirement Money Fund series. Of the sixty billion shares of common stock that the Corporation now is authorized to issue, thirty billion (30,000,000,000) shares are classified as the Money Market Portfolio series, ten billion (10,000,000,000) shares are classified as the U.S. Government Portfolio series and twenty billion (20,000,000,000) shares are classified as the PaineWebber Retirement Money Fund series. The par value of the shares of common stock remains 1/10 of one cent ($0.001) per share. Immediately before the increase in the aggregate number of authorized shares, the aggregate par value of all of the shares was $30,000,000; as increased, the aggregate par value of all of the shares is $60,000,000.

     SECOND: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

     THIRD: The total number of shares of capital stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

     IN WITNESS HEREOF, the undersigned Vice President and Secretary of PaineWebber RMA Money Fund, Inc., hereby executes these articles Supplementary on behalf of the Corporation and hereby acknowledges these Articles Supplementary to be the act of the Corporation and further states under the penalties of perjury that, to the best of her knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

Date:     November 7, 1997                   /s/ Dianne E. O'Donnell
                                             -----------------------------------
                                             Dianne E. O'Donnell
                                             Vice President and Secretary
                                             PaineWebber RMA Money Fund, Inc.

Attest:   /s/ Ilene Shore
        -------------------------------
        Ilene Shore
        Assistant Secretary
        PaineWebber RMA Money Fund, Inc.